Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-282381) and Form S-3 (No. 333-281467) of our report dated March 28, 2025 included in the Annual Report on Form 10-K of MIRA Pharmaceuticals, Inc. (the “Company”) for the year ended December 31, 2024, relating to the balance sheet of the Company as of December 31, 2024, and the related statements of operations, changes in stockholders” equity (deficit) and cash flows, and the related notes for the year then ended.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 16, 2025